Filed Pursuant to Rule 433
Registration No: 333-134553

PRELIMINARY TERMS AND CONDITIONS

LEHMAN BROTHERS HOLDINGS INC.

Lehman Notes, Series D

Issuer:	Lehman Brothers Holdings Inc.
Ratings:	Moody’s: A1
S&P: A+
Fitch: AA–
Principal Amount:	$ TBD
Coupon:	5.25%
Yield:	5.25%
Issue Price:	100% of principal amount
Maturity Date:	January 30, 2014
Interest Payment Dates:	Semi-annually on each January 30th and July 30th, commencing on January 30, 2008 and ending on the Maturity Date.
Survivor’s Option:	Yes
Trade Date:	October 25, 2007
Settlement Date:	October 30, 2007
CUSIP:	52519FEY3
Dealers:	Lehman Brothers Inc. (Joint Lead Agent)
Incapital LLC (Joint Lead Agent)
A.G. Edwards & Sons, Inc.
Banc of America Securities LLC
Charles Schwab & Co., Inc.
Citi
Edward D. Jones & Co., L.P.
Fidelity Capital Markets
Morgan Stanley
Raymond James
RBC Capital Markets
UBS Investment Bank
Siebert Capital Markets
Wachovia Securities LLC

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc. by calling 1-800-392-5000 or Incapital LLC by calling 1-800-289-6689.